                                                            Exhibit (a)(1)(R)

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

-------------------------------------------------
OMNICARE, INC.,                                  :
                                                 :
                  Plaintiff,                     :
                                                 :
                  -vs.-                          :
                                                 :     C.A. No. 19800
NCS HEALTHCARE, INC., et al.,                    :
                                                 :
                  Defendants.                    :
-------------------------------------------------




                              PLAINTIFF OMNICARE'S
                           MOTION FOR SUMMARY JUDGMENT
                    ON COUNT I OF THE FIRST AMENDED COMPLAINT
                    -----------------------------------------

     Pursuant to Court of Chancery Rule 56, Plaintiff Omnicare, Inc. ("Omnicare") hereby moves for summary judgment on Count I of its first amended complaint against defendants. The grounds for the motion are set forth in Omnicare's memorandum of law which is filed in conjunction herewith.

                                     POTTER ANDERSON & CORROON LLP

Of Counsel:
                                     By /s/ John M. Seaman
                                       ______________________________________
Robert C. Myers                        Donald J. Wolfe, Jr.
Seth C. Farber                         Kevin R. Shannon
James P. Smith, III                    Michael A. Pittenger
David F. Owens                         John M. Seaman
Melanie R. Moss                        Hercules Plaza
DEWEY BALLANTINE LLP                   1313 N. Market Street
1301 Avenue of the Americas            P. O. Box 951
New York, New York  10019-6092         Wilmington, DE  19899
(212) 259-8000                         (302) 984-6000

September 30, 2002                     Attorneys for Plaintiff, Omnicare, Inc.

                             CERTIFICATE OF SERVICE
                             ----------------------

     I hereby certify that on this 30th day of September, 2002, two copies of the within document were served by hand delivery upon the following attorneys of record:

                  Edward P. Welch
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Rodney Square
                  P.O. Box 636
                  Wilmington, Delaware 19899

                  Bruce L. Silverstein
                  Young Conaway Stargatt & Taylor LLP
                  1000 West Street
                  7th Floor
                  Wilmington, Delaware 19899

                  Jon E. Abramczyk
                  Morris Nichols Arsht & Tunnell LLP
                  Chase Manhattan Centre, 18th Floor
                  1201 North Market Street
                  P.O. Box 1347
                  Wilmington, DE 19899-1347

                  Michael Weidinger, Esquire
                  Morris, James, Hitchens & Williams
                  222 Delaware Avenue
                  Wilmington, Delaware  19801


                                                 /s/ John M. Seaman
                                           ____________________________________
                                                     John M. Seaman

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - x
OMNICARE, INC.,                                               :
                                                              :
                                    Plaintiff,                :
                                                              :
         vs.                                                  :
                                                              :
NCS HEALTHCARE, INC., JON H. OUTCALT, KEVIN B. SHAW, BOAKE A. :
SELLS, RICHARD L. OSBORNE, GENESIS HEALTH VENTURES, INC., and :
GENEVA SUB, INC.,                                             :
                                                              :
                                    Defendants.               :
                                                              :
                                                              :
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - x


                         MEMORANDUM OF LAW IN SUPPORT OF
                     OMNICARE'S MOTION FOR SUMMARY JUDGMENT
                  AS TO COUNT I OF THE FIRST AMENDED COMPLAINT
                  --------------------------------------------

Of Counsel:
                                      POTTER ANDERSON & CORROON LLP
Robert C. Myers                         Donald J. Wolfe, Jr.
Seth C. Farber                          Kevin R. Shannon
James P. Smith III                      Michael A. Pittenger
David F. Owens                          John M. Seaman
Melanie R. Moss                         Hercules Plaza
Dewey Ballantine LLP                    1313 N. Market Street
1301 Avenue of the Americas             P. O. Box 951
New York, New York  10019-6092          Wilmington, DE  19899
(212) 259-8000                           (302) 984-6000

September 30, 2002                    Attorneys for Plaintiff, Omnicare, Inc.

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
PRELIMINARY STATEMENT........................................................................     1

NATURE AND STAGE OF THE PROCEEDINGS..........................................................     2

STATEMENT OF FACTS...........................................................................     3

         A. THE PARTIES......................................................................     3

         1. Omnicare.........................................................................     3

         2. The Defendants...................................................................     3

         B. NCS IGNORES OMNICARE'S SUPERIOR ALL CASH OFFER
            AND LOCKS UP A MERGER WITH GENESIS...............................................     4

         C. OMNICARE BRINGS THIS ACTION TO UNLOCK THE
            PRECLUSIVE GENESIS MERGER AGREEMENT..............................................     7

ARGUMENT ....................................................................................     8

         A. THE UNDISPUTED FACTS.............................................................     9

         B. THE VOTING AGREEMENTS VIOLATE
            THE NCS CHARTER..................................................................    10

         C. PURSUANT TO 'SS' 7(d) OF THE NCS CHARTER, THE DIRECTOR
            PROXY LOCK-UP AUTOMATICALLY CONVERTED OUTCALT
            AND SHAW'S CLASS B SHARES INTO CLASS A SHARES....................................    15

  CONCLUSION.................................................................................    16

                              TABLE OF AUTHORITIES

CASES                                                                                           Page
-----                                                                                           ----
Gilbert v. El Paso Co.,
         575 A.2d 1131 (Del. 1990) .........................................................      9

Kaiser Aluminum Corp. v. Matheson,
         681 A.2d 392 (Del. 1996) .......................................................... 10, 15

Lacos Land Co. v. Arden Group, Inc.,
         517 A.2d 271 (Del. Ch. 1986) ......................................................     10

Quickturn Design Sys., Inc. v. Shapiro,
         721 A.2d 1281 (Del. 1998) .........................................................      7

Waggoner v. Laster,
         581 A.2d 1127 (Del. 1990) .........................................................     10

STATUTES
--------

DEL. CH. CT. R. 56(c) ......................................................................      9

MISCELLANEOUS
-------------

Joel Seligman, Equal Protection in Shareholder Voting Rights:
The One Common Share, One Vote Controversy,
54 GEO. WASH. L. REV., 687 (1987) ..........................................................     11

Peter L. Simmons, Dual Class Recapitalization
 and Shareholder Voting Rights,
87 COLUM. L. REV. 106, 106 (1987) ..........................................................     11

         Plaintiff Omnicare, Inc. ("Omnicare") respectfully submits this Memorandum of Law in Support of its Motion for Summary Judgment as to Count I of the First Amended Complaint.

                            PRELIMINARY STATEMENT

         Omnicare brings this action to seek relief from the unlawful attempt by NCS HealthCare, Inc. ("NCS") and its board of directors to sell NCS to Genesis Health Ventures, Inc. ("Genesis") at a price significantly lower than the amount offered in a competing all-cash tender offer by Omnicare. NCS and Genesis have entered into a number of agreements which, as structured, are intended to preclude the NCS board of directors from considering or even discussing Omnicare's substantially superior all-cash offer. In furtherance of this scheme, NCS and its board of directors have, along with Genesis, taken a number of improper steps to "lock up" Genesis' inferior merger proposal, including putting in place a variety of draconian and preclusive defensive devices.

         This motion is directed at one of those devices -- voting agreements among Genesis, NCS and two of NCS's directors, dated as of July 28, 2002 (the "Voting Agreements") which were intended to give Genesis control over approximately 68 percent of the voting power of NCS's stockholders. However, based on the undisputed facts and clear language of NCS's amended and restated certificate of incorporation (the "NCS Charter"), these two directors, by entering into the Voting Agreements, have automatically converted their shares of NCS Class B common stock (having ten votes per share) into shares of NCS Class A common stock (having one vote per share). As a result, instead of locking up 68 percent of NCS's voting power (and thereby rendering the stockholder vote on the merger a foregone conclusion), the Voting Agreements, at best, have locked up only about 20.4 percent of the outstanding stock.

                     NATURE AND STAGE OF THE PROCEEDINGS

         On August 1, 2002, Omnicare filed its complaint in this action, which was amended on August 12, 2002. On August 19, 2002, the Court granted Omnicare's Motion to Expedite. To date, the parties have engaged in written discovery and have produced documents. Depositions are scheduled to commence shortly. The hearing on Omnicare's Motion for a Preliminary Injunction has not yet been scheduled.

         On September 23, 2002, Omnicare filed a motion for leave to file a Second Amended Complaint. On September 30, 2002, Omnicare filed its Motion for Summary Judgment as to Count I of the First Amended Complaint. This is Omnicare's Memorandum of Law in support of that Motion.

                               STATEMENT OF FACTS

A. THE PARTIES

     1. Omnicare

         Omnicare is a Delaware corporation with its principal place of business in Covington, Kentucky, and is a holder of Class A shares of NCS common stock. Omnicare is an important participant in the institutional pharmacy business, with annual sales in excess of $2.1 billion during its last fiscal year. The company provides pharmacy services to long-term care institutions such as skilled nursing facilities, assisted living facilities and other institutional health care facilities. It also provides comprehensive clinical research for pharmaceutical and biotechnology industries.

     2. The Defendants

         NCS is a Delaware corporation with its principal place of business in Beachwood, Ohio. NCS is an independent provider of pharmacy and related services to long-term care and acute care facilities, including skilled nursing centers, assisted living facilities and hospitals.

         Genesis is a Pennsylvania corporation with its principal place of business in Kennett Square, Pennsylvania. Geneva Sub, Inc. ("Geneva Sub"), a wholly owned subsidiary of Genesis, is a Delaware corporation formed by Genesis for the purpose of acquiring NCS.

         Director defendant Jon H. Outcalt is Chairman of the Board of Directors of NCS, a founding principal of NCS and has been a member of the board since 1986. At the time he entered into the Voting Agreement with Genesis described below, defendant Outcalt owned

202,063 shares of Class A common stock and 3,476,086 shares of Class B common stock of NCS. Ex. A, Voting Agmts. at Ex. 1.(1)

         Director defendant Kevin B. Shaw is a founding principal and has been the President and a Director of NCS since 1986. He is currently President and Chief Executive Officer of NCS. At the time he entered into the Voting Agreement with Genesis described below, Shaw owned 28,905 shares of Class A common stock and 1,141,134 shares of Class B common stock of NCS. Id.

         Director defendant Boake A. Sells has been a member of the NCS board since 1993 and serves on the Audit and Human Resources Committees of the board. In addition to his director's fees, Sells also receives $10,000 per month for "consultant" services he performs for NCS. Director defendant Richard L. Osborne has been a member of the board since 1986 and serves on the Audit and Human Resources Committees of the Board.

B. NCS IGNORES OMNICARE'S
   SUPERIOR ALL-CASH OFFER
   AND LOCKS UP A MERGER
   WITH GENESIS

         On Sunday, July 28, 2002, NCS and its board of directors agreed to a merger with Genesis whereby Genesis would acquire the entire equity interest in NCS. Pursuant to an agreement and plan of merger dated as of July 28, 2002, each share of NCS common stock would be converted into a fraction of a share of Genesis common stock with a value of approximately $1.60 per NCS share (the "Genesis Merger Agreement"). NCS and its board of directors took these steps notwithstanding the fact that on the preceding Friday, July 26, 2002,

---------
     (1) The Voting Agreements and Genesis merger agreement described below are appended to the Form 8-K filed by NCS with the SEC on July 29, 2002, attached as Exhibit A hereto.

Omnicare had sent a letter to defendant Outcalt proposing an acquisition of NCS by Omnicare at a price of $3.00 per share in cash. The letter stated in part:

         In the context of a negotiated transaction, we are prepared to discuss all aspects of our proposal with you, including structure, economics and your views as to the proper roles for our respective management and employees in the combined company. We wish, and are prepared, to meet immediately with you and your directors, management and advisors to answer any questions about our proposal and to proceed with negotiations leading to the execution of a definitive merger agreement.


See the Form S-4 filed by Genesis on August 29, 2002 (the "Form S-4") (Ex. B) at 43.

         The NCS board of directors completely ignored Omnicare's substantially higher, all-cash offer and instead, with the assistance of its preferred partner, Genesis, structured the merger with Genesis so that it was completely "locked up." That Sunday, July 28, 2002, the NCS board of directors entered into a series of agreements that were intended to preclude it and NCS's stockholders from ever considering or accepting any higher offer for NCS, in general, and Omnicare's $3.00 per share all-cash offer, in particular.

         First, the NCS board of directors agreed not to terminate the Genesis Merger Agreement prior to the stockholder vote to approve it (the "No Termination Provision"). Second, Messrs. Outcalt and Shaw entered into the Voting Agreements whereby those directors purported to (a) grant Genesis an irrevocable proxy to vote all of their shares of NCS common stock in favor of the Genesis Merger Agreement and against any other proposal, (b) agree to vote all such shares in like manner, and (c) agree to refrain from disposing of or otherwise encumbering their shares of NCS common stock prior to consummation of the merger with Genesis -- at which time their shares of NCS common stock would be extinguished and converted to shares of Genesis common stock. Ex. A, Voting Agmts. 'SS''SS' 1(b), 2(b). The Voting Agreements may not be terminated unless the Genesis Merger Agreement is terminated, which, as noted above, the No Termination Provision prohibits prior to the stockholder vote on the merger. Id.'SS'8(b).

         Because of NCS's capital structure and the Class B common stock holdings of Messrs. Outcalt and Shaw (which provide them with 68 percent of the total voting power of all NCS stockholders), the Voting Agreements, coupled with the No Termination Provision of the Genesis Merger Agreement, create a structure intended to guarantee approval of the Genesis Merger Agreement and preclude the NCS board from accepting or even considering any higher offer.

         This fact is not in dispute. Indeed, NCS admits in the Form S-4 that at the July 28, 2002 meeting of the NCS board of directors held to approve the Genesis Merger Agreement and the Voting Agreements:

         legal counsel reminded the NCS board of directors that, under the terms of the merger agreement, and because NCS stockholders representing in excess of 50% of the outstanding voting power [i.e., Messrs. Outcalt and Shaw] would be required by Genesis to enter into stockholder voting agreements contemporaneously with the signing of the merger agreement and would agree to vote their shares in favor of the merger agreement, stockholder approval of the merger would be assured even if the NCS board of directors were to withdraw or change its recommendation. These facts would prevent NCS from engaging in any alternative or superior transaction in the future.

Ex. B at 46. In response, on August 8, 2002, Omnicare commenced a tender offer for all outstanding shares of NCS Class A and Class B common stock at a price of $3.50 per share in cash.

C. OMNICARE BRINGS THIS ACTION
   TO UNLOCK THE PRECLUSIVE
   GENESIS MERGER AGREEMENT

         On August 1, 2002, Omnicare commenced this litigation against NCS, the director defendants, Genesis and Geneva Sub. Omnicare's proposed Second Amended Complaint alleges that: (1) defendants Outcalt and Shaw's entry into the Voting Agreements violated the NCS Charter (Ex. C) and has caused all shares of Class B common stock (having ten votes per share) owned by them to be automatically converted into a like number of shares of Class A common stock (having only one vote per share) (Count I);(2) (2) the director defendants, by agreeing to the Genesis Merger Agreement and the Voting Agreements, which preclude them from considering or accepting any proposal superior to the Genesis Merger Agreement, have abdicated their statutory responsibility to manage the business and affairs of NCS in violation of DGCL 'SS' 141(a) (Count II);(3) and (3) the director defendants violated their fiduciary duty to NCS stockholders by:

         (a) negotiating, recommending and approving the Genesis transaction notwithstanding obvious conflicts of interest and the fact that the director defendants were neither disinterested nor independent;

         (b) failing to take steps to obtain for NCS stockholders the highest price reasonably available after having initiated an active bidding contest for NCS;


---------

     (2) While Omnicare has moved for partial summary judgment as to Count I of its First Amended Complaint, its pending motion for leave to file a Second Amended Complaint currently remains unopposed, and Genesis and Geneva Sub have affirmatively stated that they do not oppose that motion. The relevant allegations with respect to Count I are substantially identical in both the First Amended Complaint and the proposed Second Amended Complaint, and Omnicare respectfully requests that the instant motion be deemed to apply to that count in the Second Amended Complaint if and to the extent the Court grants the motion for leave to file the same.

     (3) See Quickturn Design Sys., Inc. v. Shapiro, 721 A.2d 1281 (Del. 1998).

         (c) entering into the Genesis Merger Agreement without first properly informing themselves of its terms or considering alternative bids;

         (d) approving and agreeing to the Voting Agreements;

         (e) agreeing to the other draconian and preclusive defensive devices in the Genesis Merger Agreement;

         (f) willfully and purposely refusing to explore Omnicare's bid, even when Omnicare specifically invited NCS's representatives to engage in discussions with respect to that bid;

         (g) waiving the protections of DGCL 'SS'203 without using their leverage to obtain adequate consideration; and

         (h) refusing to declare Omnicare's $3.50 per share, fully financed all-cash tender offer a superior proposal and to recommend it to NCS's stockholders.(4)

(Count III).

                                    ARGUMENT
                                    --------

         This motion raises a very narrow and fundamental issue that goes to the underlying premise of defendants' attempt to lock up the Genesis Merger
Agreement: Do the Voting Agreements in fact transfer to Genesis 68 percent of the voting power held by NCS's common stockholders or, as Omnicare contends, have the Voting Agreements converted Outcalt and Shaw's shares of Class B common stock (having ten votes per share) into shares of Class A common stock (having one vote per share)?

         If, as Omnicare will demonstrate below, the shares of Class B common stock held by defendants Outcalt and Shaw were converted into shares of Class A common stock, the playing field will be dramatically altered in favor of the public stockholders of NCS. The

----------
     (4) Omnicare further alleges that Genesis and Geneva Sub have aided and abetted the director defendants' breach of their fiduciary duties (Count IV) and that the break-up fee provision of the Genesis Merger Agreement is unreasonable, invalid and unenforceable (Count V).

conversion of the shares of Class B common stock held by Messrs. Outcalt and Shaw will mean that they no longer control 68 percent of the voting power of NCS, but only about 20.4 percent. This will permit NCS's public stockholders to decide the proper course for NCS by giving back to them the decision as to whether the Genesis Merger Agreement should be approved, Omnicare's tender offer should be accepted, or some other proposal should be pursued.

A. THE UNDISPUTED FACTS

Because the following facts are not in dispute,(5) the shares of Class B common stock held by defendants Outcalt and Shaw have been converted into shares of Class A common stock:

         1.  On July 28, 2002, Outcalt and Shaw entered into the Voting
             Agreements.

         2. The Voting Agreements provide that Outcalt and Shaw each (a) grant Genesis an irrevocable proxy to vote all of their shares of NCS common stock, including an aggregate of 4,617,220 shares of Class B common stock, in favor of the Genesis Merger Agreement and against any other proposal to acquire NCS, (b) agree to vote all such shares in like manner, and (c) agree not to transfer or encumber their shares of NCS common stock prior to consummation of NCS's merger with Genesis. Ex. A, Voting Agmts. 'SS''SS'2(a)-(b).

         3. Upon consummation of NCS's merger with Genesis, all outstanding shares of NCS common stock, including shares of Class B common stock, will be extinguished and converted into shares of Genesis common stock.

         4. The NCS Charter prohibits holders of shares of NCS Class B common stock from "transfer[ing] . . . such shares . . . or any interest therein" to anyone other than a "Permitted Transferee," whether "by sale, assignment, gift, bequest, appointment or otherwise." Ex. C, Art. IV 'SS'7(a) (hereafter, "'SS'7__")

----------
     (5) This Court may grant summary judgment if the moving party establishes that no genuine issue of material fact exists with respect to the dispute and that the moving party is entitled to summary judgment as a matter of law. Del. Ch. Ct. R. 56(c); Gilbert v. El Paso Co., 575 A.2d 1131 (Del. 1990).

         5. Genesis is not a "Permitted Transferee" as defined in the NCS Charter. Id 'SS'7(a)(1), (7).

         6. The NCS Charter defines "beneficial ownership" as "possession of the power to vote or to direct the vote or to dispose of or to direct the disposition of the shares of Class B Common Stock." Id 'SS'7(g).

         7. The NCS Charter provides that "any purported transfer" of shares of Class B Common Stock "shall automatically . . . result in the conversion of such shares into shares of Class A Common Stock."
             Id 'SS'7(d).

         Thus, in order to decide this motion, this Court need not review the motives of defendants Outcalt and Shaw or decide whether their actions either were or were not protected by the business judgment rule, did or did not violate DGCL 'SS'141(a) or complied or failed to comply with their Revlon duties. Rather, this motion presents a single issue of straightforward contract interpretation.(6)

B.  THE VOTING AGREEMENTS
    VIOLATE THE NCS CHARTER

         Corporations often implement two classes of common stock -- one with superior voting rights, like the Class B shares at issue here -- in order to provide a powerful weapon against unwanted takeovers. See Lacos Land Co. v. Arden Group, Inc., 517 A.2d 271, 275 (Del. Ch. 1986) ("The creation of a dual common stock structure with one class exercising effective control of the company is, of course, not a novel idea, although it is one that, thanks to its

----------
     (6) See, e.g., Kaiser Aluminum Corp. v. Matheson, 681 A.2d 392, 395 (Del.
1996) (same rules of interpretation that govern statutes, contracts and other written instruments apply to charters and other grants of corporate power); Waggoner v. Laster, 581 A.2d 1127, 1134 (Del. 1990) ("A certificate of incorporation is viewed as a contract among shareholders, and general rules of contract interpretation apply to its terms.").

potential as an anti-takeover devise, has recently emerged from the reaches of the corporation law chorus to strut its movement upon center stage where the corporate drama is acted out.") (footnotes omitted); see also, e.g., Joel Seligman, Equal Protection in Shareholder Voting Rights: The One Common Share, One Vote Controversy, 54 Geo. Wash. L. Rev., 687, 687 (1987) ("Few takeover defenses are more likely to be successful than dual class capitalization"). Through this device, friendly insiders can control sufficient voting power to tip the balance in a contest for corporate control. See Peter L. Simmons, Dual Class Recapitalization and Shareholder Voting Rights, 87 Colum. L. Rev. 106, 106
(1987) ("Because a bidder can only purchase limited voting stock, the [dual class capitalization] defense prevents the acquisition of a controlling interest in the corporation . . . [by] eliminate[ing] the voting rights of public shareholders while vesting this power in management"). However, a duel class voting structure is not without the potential for mischief and harm to the majority of stockholders who are left with a minority of the voting power. See Seligman, supra at 721, 724 ("[D]isproportionate voting common stock is the corporate law equivalent to price-fixing" and is "unfair to public shareholders whose share prices may be reduced both by the loss of potential takeover premiums and by lesser managerial efficiency over time.").

         Because of such potential for harm, the NCS Charter protects the holders of shares of Class A common stock by strictly limiting the persons to whom shares of Class B common stock could be transferred to a narrowly defined class of "Permitted Transferees." As can be seen from the NCS Charter's definition of "Permitted Transferee," these are persons and entities to whom a transfer of the shares of Class B common stock would not effect a change of control of NCS.(7) Such a limitation on transfer also protects holders of shares of Class A common stock by substantially eliminating the possibility that a holder of shares of Class B common stock could transfer such shares to a person or entity who would pay a premium only to Class B holders to the detriment and without the consent of the holders of shares of Class A common stock. Here, for example, by entering into the Voting Agreements, defendants Outcalt and Shaw obtained substantial additional consideration.(8)

         The sole factor that distinguishes Class A and Class B shares of NCS common stock is the voting power associated with the Class B shares. See Ex. C Art. IV 'SS''SS' 2(a)-(b), (f).(9)

----------
     (7) Thus, Genesis is not a "Permitted Transferee." Pursuant to 'SS''SS'. 7(a)(1) and (7) of the NCS Charter, "Permitted Transferees" of a natural person include: (a) certain family members of the holder of Class B shares; (b) the trustee of a trust solely for the benefit of such holder or his or her family members (provided certain additional conditions are met); (c) the trustee of a trust not solely for the benefit of such individuals provided that the holder or his or her Permitted Transferees "possess the power to vote or direct the vote of the shares Class B Common Stock held by the trustee" (emphasis added); (d) a corporation, limited liability company or partnership controlled by the holder or his or her Permitted Transferees (provided certain additional conditions are met); (e) an organization described in 'SS' 502(c)(3) of the Internal Revenue Code of 1986; (f) the executor, administrator or personal representative of the holder's estate or his or her legal guardian or conservator; and (g) other holders of NCS Class B common stock or outstanding options to purchase such shares at the time the NCS Charter became effective under DGCL 'SS' 103, or the Permitted Transferees of such persons (provided certain additional conditions are met). Ex. C 'SS''SS' 7(a)(1) & (7).

     (8) Outcalt will receive $400,000 on the closing date of the Genesis Merger comprised of a $200,000 "continuation payment" and a $200,000 "success fee." Ex. B at 66-67. Genesis has also agreed to pay Outcalt $200,000 one year after closing, $175,000 each year for at least four years, and an "Executive Officer Bonus" of $200,000 "upon [the] change of control." Id. at 66-68. All told, Outcalt will receive $1,300,000 in special benefits. Id. In addition, defendant Shaw will receive a $200,000 bonus at the closing of the Genesis Merger Agreement. Id. at 68. While these amounts might not ordinarily seem particularly large, in the aggregate they represent nearly 4 percent of the value of the transaction to NCS stockholders.

     (9) Article IV, Section 2(f) of the NCS Charter states that, with the exception of these enhanced voting rights, "all shares of Class A Common Stock and all shares of Class B Common Stock shall be identical." Ex. C. Art. IV,'SS'2(f). Similarly, 'SS' 4.4 of the Genesis Merger Agreement recognizes that NCS "Class A Common Stock and . . . Class B Common Stock are identical in all respects except" (a) the enhanced voting rights of the Class B shares, (b) the ability to convert the Class B shares into Class A shares and (c) the restrictions on transfer of the Class B shares set forth in 'SS'7(a) of the Charter, which are clearly intended to prevent the

Thus, the NCS Charter prohibits the transfer of "Class B Common Stock or any interest therein" to anyone other than the above-described "Permitted Transferees." Id. (emphasis added). Specifically, 'SS' 7(a) provides that:

         no person holding any shares of Class B Common Stock may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, appointment or otherwise.

Id. 'SS' 7(a) (emphasis added). Outcalt and Shaw violated this prohibition when they entered into the Voting Agreements agreeing, among other things, (a) to grant "an irrevocable proxy, coupled with an interest" to Genesis to vote their respective Class B shares in favor of the Genesis merger, (b) to vote such shares in like manner themselves, and (c) not to alienate or encumber those shares prior to consummation of the proposed merger with Genesis.(10)

         There is no question that the Voting Agreements purport to effect a transfer of all but the physical possession of Outcalt and Shaw's shares of Class B common stock. First, under the terms of the NCS Charter itself, the Voting Agreements effect a transfer of "beneficial ownership" of those shares. Under 'SS' 7(g) of the NCS Charter, "beneficial ownership" is defined

-------------------------------------------------------------------------------
transfer of their super-voting power. Id. Ex. A, Merger Agmt. 'SS' 4.4. Absent these increased voting rights, there would be no practical need for a separate class of stock.

     (10) Section 2(a) of the Voting Agreements prohibits Outcalt and Shaw from "Transfer[ing] (or agree[ing] to Transfer) any of [the] Shares owned of record or beneficially by [them]." Ex. A, Voting Agmts. 'SS'2(a). Significantly, "Transfer" is broadly defined therein to include, inter alia:

         the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or grant, creation or suffrage of a lien or encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of [a] security . . . or any right title or interest therein (including but not limited to any right or power to vote . . ., whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, . . . and each agreement . . . to effect any of the foregoing.

Id. (emphasis added).

as "possession of the power to vote or to direct the vote . . . of the shares of Class B common stock," which Messrs. Outcalt and Shaw clearly have transferred to Genesis. Second, the definition of beneficial ownership aside, when the Voting Agreements are viewed against the totality of the circumstances, it is difficult to conceive of just what interest Outcalt and Shaw have now retained in their shares of Class B common stock, save mere physical possession of the underlying stock certificates.

         Outcalt and Shaw purported to transfer more than a mere "interest" in their super-voting Class B shares -- although that alone would have been sufficient to violate 'SS' 7(a).(11) Rather they purported to transfer their primary interest -- the voting power itself -- as well as all other meaningful indicia of ownership in, and rights to, those shares. Given that the Voting Agreements were designed to guarantee approval of the Genesis Merger Agreement, Outcalt and Shaw effectively gave up all existing and future interests in their Class B shares, since the ultimate transfer or elimination of the economic and other rights associated with those shares upon consummation of the merger with Genesis was a foregone conclusion. For Messrs. Outcalt and Shaw, there would be no future dividends, no future votes, no future proxies to be given in respect of their Class B shares.(12) The Voting Agreements were the end of the line.

----------
     (11) See Ex. C 'SS'7(a) ("no person . . . may transfer [any Class B shares] or any interest therein") (emphasis added).

     (12) The Genesis Merger Agreement prohibits NCS from paying any further dividends or making any distribution on its common stock. Ex. A, Merger
Agmt. 'SS'5.3. In addition, NCS was, among other things, prohibited from adjusting, splitting, combining, reclassifying or granting any person any right or option to acquire its capital stock or making or proposing any changes to its certificate of incorporation or by-laws. Id 'SS'5.3(b).

C.  PURSUANT TO 'SS'7(d) OF THE NCS CHARTER,
    THE VOTING AGREEMENTS AUTOMATICALLY
    CONVERTED OUTCALT AND SHAW'S CLASS B
    SHARES INTO CLASS A SHARES

         By entering into the Voting Agreements, Outcalt and Shaw have engaged in precisely the sort of purported transfer that 'SS' 7 prohibits. The intended effect of the Voting Agreements was to transfer total control over not only the voting power of Outcalt and Shaw's Class B shares, but all existing and future rights attendant to such shares save mere physical possession. The NCS Charter does not merely prohibit such unauthorized transfers; it affirmatively disables them by effecting an automatic conversion of the purportedly transferred Class B shares into shares of Class A common stock:

         [a]ny purported transfer of shares of Class B Common Stock other than to a Permitted Transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into shares of Class A Common Stock on a share-for-share basis, effective on the date of such purported transfer.

Ex. C 'SS' 7(d).(13)

----------
     (13) When the language of a corporation's charter is clear and unambiguous, its plain meaning will be given effect. See Kaiser Aluminum Corp., 681 A.2d at 359 ("If no ambiguity is present, the Court must give effect to the clear language of the Certificate."); Waggoner, 581 A.2d 1134 ("Courts must give effect to the intent of the parties as revealed by the language of the certificate and the circumstances surrounding its creation and adoption. Since stock preferences are in derogation of the common law, they must be strictly construed.").

                                   CONCLUSION
                                   ----------

         For all of the foregoing reasons, Omnicare respectfully requests that an order be entered declaring that defendants Outcalt and Shaw's Class B shares have been irrevocably converted into shares of Class A common stock.

                                    POTTER ANDERSON & CORROON LLP

Of Counsel:
                                    By /s/ Kevin R. Shannon
                                      _________________________________
Robert C. Myers                       Donald J. Wolfe, Jr.
Seth C. Farber                        Kevin R. Shannon
James P. Smith III                    Michael A. Pittenger
David F. Owens                        John M. Seaman
Melanie R. Moss                       Hercules Plaza
DEWEY BALLANTINE LLP                  1313 N. Market Street
1301 Avenue of the Americas           P. O. Box 951
New York, New York  10019-6092        Wilmington, DE  19899
(212) 259-8000                        (302) 984-6000

September 30, 2002                    Attorneys for Plaintiff, Omnicare, Inc.

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

-------------------------------------------------
OMNICARE, INC.,                                  :
                                                 :
                  Plaintiff,                     :
                                                 :
                  -vs.-                          :
                                                 :       C.A. No. 19800
NCS HEALTHCARE, INC., et al.,                    :
                                                 :
                  Defendants.                    :
-------------------------------------------------








                                NOTICE OF MOTION
                                ----------------

TO: Edward P. Welch, Esquire                    Bruce L. Silverstein, Esquire
    Skadden, Arps, Slate, Meagher & Flom LLP    Young Conaway Stargatt & Taylor LLP
    One Rodney Square                           1000 West Street
    Wilmington, Delaware  19801                 7th Floor
                                                Wilmington, Delaware 19801
    Jon E. Abramczyk, Esquire
    Morris Nichols Arsht & Tunnell LLP          Michael Weidinger, Esquire
    Chase Manhattan Centre, 18th Floor          Morris, James, Hitchens & Williams
    1201 North Market Street                    222 Delaware Avenue
    Wilmington, Delaware  19801                 Wilmington, Delaware  19801

     PLEASE TAKE NOTICE that Plaintiff's Motion for Summary Judgment As To Count I of The First Amended Complaint will be presented at the earliest convenience of the Court and counsel.

                                     POTTER ANDERSON & CORROON LLP
Of Counsel:
                                     By /s/ John M. Seaman
                                       ____________________________________
Robert C. Myers                        Donald J. Wolfe, Jr.
Seth C. Farber                         Kevin R. Shannon
James P. Smith, III                    Michael A. Pittenger
David F. Owens                         John M. Seaman
Melanie R. Moss                        Hercules Plaza
DEWEY BALLANTINE LLP                   1313 N. Market Street
1301 Avenue of the Americas            P. O. Box 951
New York, New York  10019-6092         Wilmington, DE  19899
(212) 259-8000                         (302) 984-6000

September 30, 2002                   Attorneys for Plaintiff, Omnicare, Inc.